Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 27, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of ScanSource, Inc. on Form 10‑K for the year ended June 30, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of ScanSource, Inc. on Forms S-8 (File No. 333-262370, File No. 333-192664 and File No. 333-192665).

/S/ GRANT THORNTON LLP

Charlotte, North Carolina
August 27, 2024